Exhibit 5.1

June 18, 2026

GCT Semiconductor Holding, Inc.
2290 North 1st Street, Suite 201
San Jose, CA 95131

Re:	GCT Semiconductor Holding, Inc., Registration Statement on Form S-3 (File No. 333-286316)

Ladies and Gentlemen:

We have acted as counsel for GCT Semiconductor Holding, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to $120,000,000 aggregate offering price of shares (the “ATM Shares”) common stock, par value $0.0001 per share, of the Company (“Common Stock”) in an “at the market offering” as defined in Rule 415(a)(4) of the Act in accordance with the At Market Issuance Sales Agreement, dated as of April 1, 2025 (the “Sales Agreement”), by and between the Company and B. Riley Securities, Inc. and H.C. Wainwright & Co., LLC.

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3 (File No. 333-286316) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on April 9, 2025, the prospectus supplement dated June 18, 2026 (the “Prospectus Supplement”), and the accompanying base prospectus dated April 9, 2025 (the “Base Prospectus”), as well as originals, or copies certified or otherwise identified to our satisfaction, of the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Company, the Purchase Agreement, and such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that each specific sale of ATM Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware and that the price at which the ATM Shares are sold will equal or exceed the par value of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution and other adjustments, if any, to outstanding securities of the Company cause the number of shares of Common Stock then outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of ATM Shares then issuable under the Sales Agreement.

Based upon the foregoing and subject to the limitations and qualifications described below, we are of the opinion that the ATM Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Sales Agreement and a Placement Notice (as defined in the Sales Agreement), will be duly and validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality, and (iii) limitations on enforceability to the extent that acceleration of indebtedness under any debt security may impair collectability of that portion, if any, of the principal amount thereof that might be determined to be unearned interest thereon.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America and we express no opinion with respect to the laws of any other state or jurisdiction. Although the ATM Shares may be issued from time to time on a delayed or continuous basis, the opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Annual Report on Form 10-K, which is incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP